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                                                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Network Computing Devices, Inc.

         We consent to incorporation by reference in the registration statements on Form S-8 of Network Computing Devices, Inc. of our report dated February 10, 2000, relating to the consolidated balance sheet of Network Computing Devices, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 2000, annual report on Form 10-K of Network Computing Devices, Inc.

         Our report dated February 10, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                                   /s/ KPMG LLP


Mountain View, California
March 29, 2001